News Release

Firsthand Technology Value Fund Notes Movius Side-Line Service Named Product of the Year

San Jose, CA, May 9, 2011 – Shareholders of Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) may be interested to know that Movius Interactive Corporation last week announced that it has received a 2010 Unified Communications magazine Product of the Year Award for its innovative Side-Line™ Service. Movius, a private company in which the fund has invested, is a provider of messaging, voicemail, and conferencing software to wireless phone network operators worldwide. Side-Line Service allows operators to offer multiple lines on any single device. The Movius press release may be viewed at its website at www.moviuscorp.com/news-press.aspx.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund (the “Fund”) is a publicly-traded venture capital fund that invests in technology and cleantech companies. As of April 18, 2011, the Fund had a net asset value of $27.01 per share. As of that date, it had approximately 3.5 million shares outstanding and a portfolio consisting of approximately $19 million in securities of public and private companies and $75 million in cash. More information about Firsthand Technology Value Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

News Release

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions; regulatory and legal changes; technology and cleantech industry risk; valuation risk; non-diversification risk; interest rate risk; tax risk; and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained.

Contact:

Phil Mosakowski
SiVest Group, Inc.
(408) 624-9526
vc@firsthandtvf.com